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                                                                    EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We consent to the incorporation by reference in the registration statements of FelCor Lodging Trust Incorporated on Form S-3 (File Nos. 333-04947, 333-25717, 333-46357, 333-50509, and 333-62599) and Form S-8 (File
Nos. 333-32579, and 333-66041) of FelCor Lodging Trust Incorporated of our reports dated (i) February 1, 2000 (except as to the information in Note 18, for which the date is March 15, 2000) on our audits of the consolidated financial statements and financial statement schedule of FelCor Lodging Trust Incorporated, and (ii) March 20, 2000 on our audit of the consolidated financial statements of DJONT Operations, L.L.C., which reports are included in this Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Selected Financial Data."


PricewaterhouseCoopers LLP

Dallas, Texas
March 30, 2000